FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2012 First Quarter Earnings

Austin, Texas, May 9, 2012 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2012 consolidated net earnings of $19.7 million, or $5.58 per diluted Class A common share, compared with consolidated net earnings of $18.2 million, or $5.15 per diluted Class A common share, for the first quarter of 2011. The Company's book value per share increased to $358.71 at March 31, 2012 from $351.27 at December 31, 2011.

Revenues for the quarter ended March 31, 2012 increased 9% to $196.7 million from the level attained in the first quarter of 2011 largely due to improved market values on call options purchased by the Company to fund interest credit obligations on its fixed-index life and annuity products. Operating revenues, excluding realized gains on investments and index options, increased over 5% to $153.1 million in the first quarter of 2012 from $145.4 million in 2011. Mr. Moody noted, “We have continued to grow our block of business through steady sales growth and good persistency of insurance contracts. Domestic life insurance sales increased 225% in the first quarter of this year compared to 2011 reflecting management's focus on building this segment of our business.”

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $19.0 million in the quarter ended March 31, 2012, or $5.37 per diluted Class A common share, compared to $16.2 million, or $4.58 per diluted Class A common share, in the same period for 2011. Mr. Moody observed that the operating performance of the Company reflected solid fundamentals. "While the low interest rate environment is an ongoing challenge to the spread management aspect of our business, we persist in benefiting from improving placement ratios in our underwriting area, good claim experience, and well-managed expense levels. In addition, the credit quality of our investment portfolio continues to be of high quality with virtually no impairments to speak of," Mr. Moody stated.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 284 employees and 16,600 contracted independent agents, brokers, and consultants, and at March 31, 2012, maintained total assets of $9.9 billion, stockholders' equity of $1.3 billion, and life insurance in force of $21.0 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Revenues, excluding investment and index option gains	153,058	145,426
Realized and unrealized gains on index options	42,437	31,849
Realized gains on investments	1,167	3,092
Total revenues	196,662	180,367

Earnings:
Earnings from operations	18,983	16,201
Net realized gains on investments	758	2,010
Net earnings	19,741	18,211

Net earnings attributable to Class A shares	19,183	17,696

Basic Earnings Per Class A Share:
Earnings from operations	5.37	4.59
Net realized gains on investments	0.21	0.57
Net earnings	5.58	5.16

Basic Weighted Average Class A Shares	3,435	3,430

Diluted Earnings Per Class A Share:
Earnings from operations	5.37	4.58
Net realized gains on investments	0.21	0.57
Net earnings	5.58	5.15

Diluted Weighted Average Class A Shares	3,435	3,439

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com